As filed with the Securities and Exchange Commission on May 31, 2001
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   GENUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      CALIFORNIA                                                     94-2790804
(STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                                 1139 KARLSTAD DRIVE
                                 SUNNYVALE, CA 94089
                                    (408) 747-7120
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 WILLIAM W. R. ELDER
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     GENUS, INC.
                                 1139 KARLSTAD DRIVE
                                 SUNNYVALE, CA 94089
                                     (408) 747-7
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   Copies to:
                                  MARK CASILLAS ESQ.
                              ROSEANN M. ROTANDARO, ESQ.
                               JILL K. BJORKHOLM, ESQ.
                           WILSON SONSINI GOODRICH & ROSATI
                               PROFESSIONAL CORPORATION
                                  650 PAGE MILL ROAD
                                 PALO ALTO, CA 94304
                                    (650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF         AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED     OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE   REGISTRATION FEE
========================================================================================================================
Common Stock, no par value. ..  2,541,785        $   6.53 (1)               $  16,597,856.05         $  4,149.46
========================================================================================================================
Common stock issuable upon
exercise of Warrants .   .     1,461,525(2)      $   6.53 (3)               $   9,543,758.25         $  2,385.94
========================================================================================================================
TOTAL REGISTRATION FEES:                                                                             $  6,535.50
========================================================================================================================
(1)  Calculated in accordance with Rule 457(c) based on the average of the high and low prices of the common stock on
 May 30, 2001 as reported by the Nasdaq National Market.

(2)  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and sold as a result of the operation of the anti-dilution provisions of the applicable Warrants.

(3)  Calculated in accordance with Rule 457(g)(3) based on the average of the high and low prices of the Common Stock on
May 30, 20 as reported by the Nasdaq National Market.
========================================================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




PROSPECTUS
                                4,003,310 Shares
                                   GENUS, INC.
                                  Common Stock

     This Prospectus relates to the resale of up to 2,541,785 shares of our common stock and 1,461,525 shares of additional common stock issuable upon exercise of warrants to purchase common stock, no par value, by the selling security holders identified in this prospectus. We sold the shares to the selling security holders in a private transaction on May 17, 2001. The shares are being registered to permit the selling security holders to sell the shares from time to time in the public market. The security holders may sell the common stock in the over-the-counter market through The Nasdaq Stock Market in privately negotiated transactions, through the writing of options on the shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The security holders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with any sales, the selling security holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders" and "Plan of Distribution." Information concerning the selling security holders may change from time to time and will be set forth in supplements to this Prospectus.

     We will not receive any of the proceeds from the sale of the shares by the selling security holders. We have agreed to bear all expenses, other than selling commissions and fees and expenses of counsel and other advisers to the selling security holders, in connection with the registration of the shares being offered. We will indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended. All proceeds from the sale of the shares will be for the account of the selling security holders. See "Selling Security Holders" and "Plan of Distribution."

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 31, 2001.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                TABLE OF CONTENTS


                                                              4,003,310 SHARES

                                      Page                         GENUS, INC.
                                      ----
Forward-Looking  Statements             1
Risk  Factors                           1                        COMMON  STOCK
Proceeds                                8
Selling  Security  Holders              8
Description of Equity Securities        9                           PROSPECTUS
Plan of Distribution                    9
Legal Matters                          10
Experts                                11
Where You Can Find More Information    11
Information Incorporated by Reference  11


                                                                 May  31,  2001




                           FORWARD-LOOKING STATEMENTS
  WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE
                                    ACCURATE

     This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.



                            RISK FACTORS

     You should carefully consider the following risks before making an investment decision in our common stock. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. Our business, operating results or financial condition could be harmed by, and the trading price of our common stock could decline due to, any of these risks, and you may lose all or part of your investment. You should also refer to the other information included in this prospectus and the other information, our financial statements and the related notes incorporated by reference into this prospectus before you decide to purchase shares of our common stock.

WE HAVE EXPERIENCED LOSSES OVER THE LAST FEW YEARS AND WE MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY
     We have experienced losses of $9.6 million, $1.6 million and $29.5 million for 2000, 1999 and 1998, respectively.

     We may not be able to attain or sustain consistent future revenue growth on a quarterly or annual basis, or achieve and maintain consistent profitability on a quarterly or annual basis. As a result, our business could be materially harmed.

SUBSTANTIALLY  ALL  OF OUR NET SALES COME FROM A SMALL NUMBER OF LARGE CUSTOMERS
     Historically, we have relied on a small number of customers for a substantial portion of our net sales. For example, Samsung Electronics Company, Ltd. and Micron Technology, Inc. accounted for 91% and 5% of our net sales in 2000. Samsung Electronics Company, Ltd. and Infineon Technologies accounted for 90% and 6% of total shipments made in 2000, which would have been recorded as revenue under the historical accounting method. In addition, Samsung Electronics Company, Ltd., and Infineon Technologies represented

92% of accounts receivable at December 31, 2000. The semiconductor manufacturing industry generally consists of a limited number of larger companies. We consequently expect that a significant portion of our future product sales will be concentrated within a limited number of customers.

     None of our customers has entered into a long-term agreement with us requiring them to purchase our products. In addition, sales to these customers may decrease in the future when they complete their current semiconductor equipment purchasing requirements. If any of our customers were to encounter financial difficulties or become unable to continue to do business with us at or near current levels, our business, results of operations and financial condition would be materially harmed. Customers may delay or cancel orders or may stop doing business with us for a number of reasons including:

  -  customer  departures  from  historical  buying  patterns;
  -  general  market  conditions;
  -  economic  conditions;  or
  - competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits.

OUR QUARTERLY FINANCIAL RESULTS FLUCTUATE SIGNIFICANTLY AND MAY FALL SHORT OF ANTICIPATED LEVELS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE
     Our net sales and operating results may fluctuate significantly from quarter to quarter. We derive our revenue primarily from the sale of a relatively small number of high-priced systems, many of which may be ordered and shipped during the same quarter. Our results of operations for a particular quarter could be materially adversely affected if anticipated orders, for even a small number of systems, were not received in time to enable shipment during the quarter, anticipated shipments were delayed or canceled by one or more customers or shipments were delayed due to manufacturing difficulties. At our current revenue level, each sale, or failure to make a sale, could have a material effect on us. Our lengthy sales cycle, coupled with our customers' competing capital budget considerations, make the timing of customer orders uneven and difficult to predict. In addition, our backlog at the beginning of a quarter typically does not include all orders required to achieve our sales objectives for that quarter. As a result, our net sales and operating results for a quarter depend on us shipping orders as scheduled during that quarter as well as obtaining new orders for systems to be shipped in that same quarter. Any delay in scheduled shipments or in shipments from new orders would materially harm our operating results for that quarter, which could cause our stock price to decline.

WE ARE SUBJECT TO RISKS BEYOND OUR CONTROL OR INFLUENCE AND ARE HIGHLY DEPENDENT ON OUR INTERNATIONAL SALES, PARTICULARLY SALES IN ASIAN COUNTRIES
     Export sales accounted for approximately 98%, 86% and 56% of our total net sales in 2000, 1999 and 1998, respectively. Net sales to our South Korean-based customers accounted for approximately 92%, 84% and 30% of total net sales, respectively. We anticipate that international sales, including sales to South Korea, will continue to account for a significant portion of our net sales. As a result, a significant portion of our net sales will be subject to certain risks, including:

  -  unexpected  changes  in  law  or  regulatory  requirements;

  -  exchange  rate  volatility;
  -  tariffs  and  other  barriers;
  -  political  and  economic  instability;
  -  difficulties  in  accounts  receivable  collection;
  -  extended  payment  terms;
  -  difficulties  in  managing  distributors  or  representatives;
  -  difficulties  in  staffing  our  subsidiaries;
  -  difficulties  in  managing  foreign  subsidiary  operations;  and
  -  potentially  adverse  tax  consequences.

     Our foreign sales are primarily denominated in U.S. dollars and we do not engage in hedging transactions. As a result, our foreign sales are subject to the risks associated with unexpected changes in exchange rates, which could affect the price of our products.

     In the past, turmoil in the Asian financial markets resulted in dramatic currency devaluations, stock market declines, restriction of available credit and general financial weakness. For example, prices fell dramatically in 1998 as some integrated circuit manufacturers sold DRAMs at less than cost in order to generate cash. Currency devaluations make dollar-denominated goods, such as ours, more expensive for international customers. In addition, difficult economic conditions may limit capital spending by our customers. These circumstances may also affect the ability of our customers to meet their payment obligations, resulting in the cancellations or deferrals of existing orders and the limitation of additional orders. As a result of any or all these factors, our business, financial condition and results of operations may be materially harmed.

OUR SALES REFLECT THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY, WHICH COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND COULD CAUSE US TO FAIL TO ACHIEVE ANTICIPATED SALES
     Our business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Although we are marketing our ALD technology to non-semiconductor markets such as magnetic thin film heads, flat panel displays, MEMS and inkjet printers, we are still very dependent on the semiconductor market. The semiconductor industry is cyclical and experiences periodic downturns both of which reduce the semiconductor industry's demand for semiconductor manufacturing capital equipment. Semiconductor industry downturns have significantly decreased our revenues, operating margins and results of operations in the past. There is a risk that our revenues and operating results will be materially harmed by any future downturn in the semiconductor industry.

OUR  FUTURE  GROWTH  IS  DEPENDENT  ON  ACCEPTANCE  OF NEW THIN FILMS AND MARKET
ACCEPTANCE  OF  OUR  SYSTEMS  RELATING  TO  THOSE  THIN  FILMS
     We believe that our future growth will depend in large part upon the acceptance of our new thin films and processes, especially ALD. As a result, we expect to continue to invest in research and development in these new thin films and the systems that use these films. There can be no assurance that the market will accept our new products or that we will be able to develop and introduce new products or enhancements to our existing products and processes in a timely manner to satisfy customer needs or achieve market acceptance. The failure to do so could harm our business, financial condition and results of operations.

     In addition, we must manage product transitions successfully, as introductions of new products could harm sales of existing products. We derive our revenue primarily from the sale of our tungsten silicide CVD systems. We estimate that the life cycle for these systems is three-to-five years. There is a risk that future technologies, processes or product developments may render our product offerings obsolete and we may not be able to develop and introduce new products or enhancements to our existing products in a timely manner.

WE MAY NOT BE ABLE TO CONTINUE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY AGAINST COMPETITORS WITH GREATER RESOURCES
     The semiconductor manufacturing capital equipment industry is highly competitive. We face substantial competition throughout the world. We believe that to remain competitive, we will require significant financial resources in order to develop new products, offer a broader range of products, establish and maintain customer service centers and invest in research and development.

     Many of our existing and potential competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing, customer service capabilities and greater name recognition. We expect our competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics.

     If our competitors enter into strategic relationships with leading semiconductor manufacturers covering thin film products similar to those sold by us, it would materially adversely affect our ability to sell our products to such manufacturers. In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their product lines. We may not be able to maintain or expand our sales if competition increases and we are not able to respond effectively.

WE MAY NOT ACHIEVE ANTICIPATED REVENUE GROWTH IF WE ARE NOT SELECTED AS VENDOR OF CHOICE FOR NEW OR EXPANDED FABRICATION FACILITIES AND IF OUR SYSTEMS AND PRODUCTS DO NOT ACHIEVE BROADER MARKET ACCEPTANCE
     Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility and proven financial performance.

     Once a semiconductor manufacturer selects a particular vendor's capital equipment, the manufacturer generally relies for a significant period of time upon equipment from this vendor of choice for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the "vendor of choice" by potential new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor's product, and we may not be successful in obtaining broader acceptance of our systems and technology. If we are not able to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be harmed.

OUR LENGTHY SALES CYCLE INCREASES OUR COSTS AND REDUCES THE PREDICTABILITY OF OUR REVENUE
     Sales of our systems depend upon the decision of a prospective customer to increase manufacturing capacity. That decision typically involves a significant capital commitment by our customers. Accordingly, the purchase of our systems typically involves time-consuming internal procedures associated with the evaluation, testing, implementation and introduction of new technologies into our customers' manufacturing facilities. For many potential customers, an evaluation as to whether new semiconductor manufacturing equipment is needed typically occurs infrequently. Following an evaluation by the customer as to whether our systems meet its qualification criteria, we have experienced in the past and expect to experience in the future delays in finalizing system sales while the customer evaluates and receives approval for the purchase of our systems and constructs a new facility or expands an existing facility.

     Due to these factors, our systems typically have a lengthy sales cycle during which we may expend substantial funds and management effort. The time between our first contact with a customer and the customer placing its first order typically lasts from nine to twelve months and is often even longer. This lengthy sales cycle makes it difficult to accurately forecast future sales and may cause our quarterly and annual revenue and operating results to fluctuate significantly from period to period. If anticipated sales from a particular customer are not realized in a particular period due to this lengthy sales cycle, our operating results may be adversely affected.

WE ARE DEPENDENT ON OUR INTELLECTUAL PROPERTY AND RISK LOSS OF A VALUABLE ASSET, REDUCED MARKET SHARE AND LITIGATION EXPENSE IF WE CANNOT ADEQUATELY PROTECT IT
     Our success depends in part on our proprietary technology. There can be no assurance that we will be able to protect our technology or that competitors will not be able to develop similar technology independently. We currently have a number of United States and foreign patents and patent applications. There can be no assurance that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us with competitive advantages.

     From time to time, we may receive notices from third parties alleging infringement of such parties' patent rights by our products. In such cases, it is our policy to defend against the claims or negotiate licenses on commercially reasonable terms where appropriate. However, no assurance can be given that we will be able to negotiate necessary licenses on commercially reasonable terms, or at all, or that any litigation resulting from such claims would not have a material adverse effect on our business and financial results.

WE ARE DEPENDENT UPON KEY PERSONNEL WHO ARE EMPLOYED AT WILL, WHO WOULD BE DIFFICULT TO REPLACE AND WHOSE LOSS WOULD IMPEDE OUR DEVELOPMENT AND SALES
     We are highly dependent on key personnel to manage our business, and their knowledge of business, management skills and technical expertise would be difficult to replace. Our success depends upon the efforts and abilities of Dr. William W.R. Elder, our chairman and chief executive officer, Dr. Thomas E. Seidel, our chief technology officer, and other key managerial and technical employees who would be difficult to replace. The loss of Dr. Elder or Dr. Seidel or other key employees could limit or delay our ability to develop new products and adapt existing products to our customers' evolving requirements and would also result in lost sales and diversion of management resources. None of our executive officers are bound by a written employment agreement, and the relationships with our officers are at will.

     Because of competition for additional qualified personnel, we may not be able to recruit or retain necessary personnel, which could impede development or sales of our products. Our growth depends on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Competition for such personnel is intense, particularly in the San Francisco Bay Area where we are based. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to customers, or fail to meet delivery commitments or experience deterioration in service levels or decreased customer satisfaction.


OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD RESULT IN SUBSTANTIAL LIABILITY TO US
     We are subject to a variety of federal, state and local laws, rules and regulations relating to the protection of health and the environment. These include laws, rules and regulations governing the use, storage, discharge, release, treatment and disposal of hazardous chemicals during and after manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, property damage, personal injury and fines or suspension or cessation of our operations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

WE DEPEND UPON A LIMITED NUMBER OF SUPPLIERS FOR MANY COMPONENTS AND SUBASSEMBLIES, AND SUPPLY SHORTAGES OR THE LOSS OF THESE SUPPLIERS COULD RESULT IN INCREASED COST OR DELAYS IN MANUFACTURE AND SALE OF OUR PRODUCTS
     Certain of the components and sub-assemblies included in our products are obtained from a single supplier or a limited group of suppliers. Disruption or termination of these sources could have an adverse effect on our operations. We believe that alternative sources could be obtained and qualified to supply these products, if necessary. Nevertheless, a prolonged inability to obtain certain components could have a material adverse effect on our business, financial condition and results of operations.

WE  DEPEND  UPON  SIX  DISTRIBUTORSHIPS  FOR  THE  SALE  OF OUR PRODUCTS AND ANY
DISRUPTION  IN  THESE  RELATIONSHIPS  WOULD  ADVERSELY  AFFECT  US
     We currently sell and support our thin film products through direct sales and customer support organizations in the U.S., Europe, South Korea and Japan and through six independent sales representatives and distributors in the U.S., Europe, South Korea, Taiwan, China and Malaysia. We do not have any long-term contracts with our sales representatives and distributors. Any disruption or termination of our existing distributor relationships could have an adverse effect on our business, financial condition and results of operations.

WE ESTABLISHED A DIRECT SALES ORGANIZATION IN JAPAN AND WE MAY NOT SUCCEED IN EFFECTIVELY PENETRATING THE JAPANESE MARKETPLACE
     We terminated our relationship with our distributor, Innotech Corp. in Japan in 1998. In 2000, we invested significant resources in Japan by establishing a direct sales organization, Genus-Japan, Inc. Although we continue to invest significant resources in our Japan office, we may not be able to attract new customers in the Japanese semiconductor industry, and as a result, we may fail to yield a profit or return on our investment in Japan.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY LEAD TO LOSSES BY INVESTORS OR TO SECURITIES LITIGATION
     Our common stock has experienced substantial price volatility, particularly as a result of quarter-to-quarter variations in our, our competitors or our customers' actual or anticipated financial results, our competitors or our customers' announcements of technological innovations, revenue recognition policies, changes in earnings estimates by securities analysts and other events or factors. Also, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies, in particular, and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions in the United States and the countries in which we do business, may adversely effect the market price of our common stock.

     In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management's attention and resources.

BUSINESS  INTERRUPTIONS  COULD  ADVERSELY  AFFECT  OUR  BUSINESS
     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. A disaster could severely damage our ability to deliver our products to our customers. Our products depend on our ability to maintain and protect our operating equipment and computer systems, which are primarily located in or near our principal headquarters in Sunnyvale, California. Sunnyvale exists near a known earthquake fault zone. Although our facilities are designed to be fault tolerant, the systems are susceptible to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Further, our facilities in the State of California are currently subject to electrical blackouts as a consequence of a shortage of available electrical power. In the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities.

Although we maintain general business insurance against fires, floods and some general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.


                                PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling security holders. We have agreed to bear all expenses, other than selling commissions and fees and expenses of counsel and other advisers to the selling security holders, in connection with the registration of the shares being offered. We will indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended. All proceeds from the sale of the shares will be for the account of the selling security holders. See "Selling Security Holders" and "Plan of Distribution."



                           SELLING SECURITY HOLDERS

     The following table sets forth certain information with respect to the beneficial ownership by the selling security holders of shares of our common stock. We sold the selling security holders an aggregate of 2,541,785 shares of common stock and warrants to purchase an aggregate of 1,461,525 shares of common stock in a private transaction on May 17, 2001. The securities offered by this prospectus were acquired by the selling security holders upon purchase of the common stock and may be acquired by the selling security holders upon exercise of the warrants.



NAME OF SELLING SHAREHOLDER                              NUMBER OF SHARES                      NUMBER OF SHARES ISSUABLE
                                                               OFFERED                            ON EXERCISE OF WARRANTS
Special Situations Private Equity Fund, L.P.                   359,896                                            179,948
Special Situations Technology Fund, L.P. . .                   239,931                                            119,965
Special SituationsFund III, L.P. . . . . . .                   674,806                                            337,403
Special Situations Cayman Fund, L.P. . . . .                   224,935                                            112,467
James Gershon. . . . . . . . . . . . . . . .                    37,000                                             18,500
Mangin Family LP . . . . . . . . . . . . . .                    35,600                                             17,800
John P. Rosenthal. . . . . . . . . . . . . .                    74,000                                             37,000
HAFF Partners LP . . . . . . . . . . . . . .                    50,803                                             25,401
Gelfenbein Family LP . . . . . . . . . . . .                    74,000                                             37,000
Roy R. Neuberger . . . . . . . . . . . . . .                    74,000                                             37,000
Malanie Capital. . . . . . . . . . . . . . .                    31,000                                             15,500
Forus Investments, Inc.. . . . . . . . . . .                    22,500                                             11,250
Richard Lewisohn III . . . . . . . . . . . .                    11,066                                              5,533
Jerome A. Yavitz . . . . . . . . . . . . . .                    45,000                                             22,500
Irwin Silverberg . . . . . . . . . . . . . .                    34,500                                             17,250
Delaware Charter . . . . . . . . . . . . . .                    15,000                                              7,500
Morton Seaman. . . . . . . . . . . . . . . .                    15,000                                              7,500
Bedford Oak Partners, LP . . . . . . . . . .                   245,000                                            122,500
BayStar Capital, L.P.. . . . . . . . . . . .                   125,000                                             62,500
BayStar International, LTD.. . . . . . . . .                    41,666                                             20,833
The Timken Living Trust UAD 9/14/99. . . . .                   111,082                                             55,541
Burnham Securities, Inc. . . . . . . . . . .                                                                       59,096

                                        8

Wells Fargo Van Kasper . . . . . . . . . . .                                                                      131,538
TOTAL. . . . . . . . . . . . . . . . . . . .                 2,541,785                                          1,461,525

     No selling security holder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years.

                        DESCRIPTION OF EQUITY SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 2,032,000 shares of preferred stock, no par value per share. As of May 11, 2001, approximately 19,443,405 shares of Common Stock were outstanding and 374 registered shareholders of record. As of May 11, 2001, no shares of preferred stock were outstanding.

                              PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling security holders. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby. The selling security holders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

- Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

- Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

- Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

-    Privately  negotiated  transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares offered hereby, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell our common stock short and deliver the shares offered hereby to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealer or other financial institutions which require the delivery to such broker-dealers or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling security holders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling security holders that the anti-manipulation of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered hereby. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     There can be no assurance that the selling security holders will sell all or any of the shares of common stock offered under this prospectus.


                                  LEGAL MATTERS

     The validity of our Common Stock offered hereby has been passed by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, who have represented us in connection with this offering, beneficially own approximately 113,750 shares of the our common stock. Mario M. Rosati, a Director and Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The financial statements incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:


Judiciary Plaza               Citicorp Center               Seven World Trade Center
Room 1024                     500 West Madison Street       13th Floor
450 Fifth Street, N.W.        Suite 1400                     New York, NY 10048
Washington, D.C. 20549        Chicago, IL 60661


     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other public filings may also be inspected at:

                 The National Association of Securities Dealers
                               1735 K Street, N.W.
                             Washington, D.C. 20006


                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

(1) Registration Statements on Form 8-A filed with the Commission on August 26, 1988, May 3, 1990 and October 3, 2000.
(2)  Annual  Report  on  Form  10-K  for the fiscal year ended December 31,
     2000 filed  with  the  Commission  on  April  2,  2001.
(3) Proxy Statement filed as of April 30, 2001 in connection with the Annual Meeting of Shareholders held on May 24, 2001.
(4) Current reports on Form 8-K filed with the Commission on April 11, 2001 and May 23, 2001.
(5) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission on May 15, 2001

     We will provide without charge to any person, including any beneficial holder, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genus, Inc. at its principal offices located at 1139 Karlstad Drive, Sunnyvale, California 94089, telephone (408) 747-7120, attention: Investor Relations.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee     $ 6,536
Nasdaq National Market listing fee. . . . . . . . .     $17,500
Legal fees and expenses . . . . . . . . . . . . . .     $15,000
Accounting fees and expenses. . . . . . . . . . . .     $25,000
Transfer agent and registrar fees and expenses. . .     $ 3,750
Miscellaneous . . . . . . . . . . . . . . . . . . .     $ 5,000
Total . . . . . . . . . . . . . . . . . . . . . . .     $72,786
                                                        =======


ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a directors' liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its security holders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its security holders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its security holders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its security holders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's security holders for any violation of a director's fiduciary duty to the Company or its security holders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its security holders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to it agents (including officers and directors), subject to the limitations set forth above. The Company's Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

     Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

     The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

     Reference is made to the Common Stock Purchase Agreement incorporated by reference as an exhibit to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.



ITEM 16.  EXHIBITS
EXHIBIT NUMBER      DESCRIPTION OF DOCUMENT
------------------------------------------------------------------------------------------------------------------------------
4.1                 Form of Securities Purchase Agreement, with Exhibit A- Stock Purchase Warrant and Exhibit B- Registration
                    Rights Agreement, between Genus, Inc. and Investors named in Selling Security Holders section above.

4.2.                Form of Stock Purchase Warrants between Genus, Inc. and Placement Agents

5.1.                Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1.               Consent of Independent Accountants.

23.2                Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation  (included in Exhibit 5.1 filed herewith).

24.1.               Power of Attorney (see page II-4)

ITEM  17.  UNDERTAKINGS

     1.     The  undersigned  Registrant  hereby  undertakes:

          (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.     The  undersigned  Registrant  hereby  undertakes  that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 30, 2001.

                                     GENUS, INC.

                                     By:     /s/  Kenneth Schwanda
                                              ----------------------
                                            Vice President, Finance and
                                            Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mario M. Rosati and Mark Casillas, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



         SIGNATURE                             TITLE             DATE

/s/ William W.R. Elder
 ----------------------
(William  W.R. Elder)      Chairman of the Board, President and
                           Chief Executive Officer
                           (Principal Executive Officer)       May 30, 2001

/s/Kenneth Schwanda
-------------------
(Kenneth  Schwanda)         Vice President, Finance and Chief
                            Financial Officer (Principal Financial
                            Officer)                            May 30, 2001

/s/ Todd S. Myhre
-----------------
(Todd S. Myhre)             Director                            May 30, 2001


/s/ Mario M. Rosati
-------------------
(Mario M. Rosati)           Director and Secretary             May 30, 2001

/s/ G. Frederick Forsyth
------------------------
(G. Frederick Forsyth)      Director                           May 30, 2001

/s/ George D. Wells
-------------------
(George D. Wells)           Director                           May 30, 2001

/s/ Robert J. Richardson
------------------------
(Robert J. Richardson)      Director                           May 30, 2001


                                      II-4


                                INDEX TO EXHIBITS
EXHIBIT . . . . .  DESCRIPTION OF DOCUMENT
-----------------------------------------------------------------------------------------------------------------------------------
4.1                Form  of  Securities  Purchase  Agreement, with  Exhibit A-Stock Purchase Warrant and Exhibit B-Registration
                   Rights  Agreement, between Genus, Inc. and Investors named in Selling Security Holders section above.
4.2                Form of Stock Purchase Warrants between Genus, Inc. and Placement Agents
5.1                Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1               Consent of Independent Accountants.
23.2               Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation  (included in Exhibit 5.1 filed herewith).
24.1               Power of Attorney (see page 11-4)
